Filed Pursuant to Rule 433 Registration Statement No. 333-215863 Supplementing the Prospectus dated February 1, 2017 and Preliminary Prospectus Supplement dated February 2, 2017

Johnson Controls International plc

$500,000,000 4.500% Senior Notes due 2047

Pricing Term Sheet

February 2, 2017

Issuer:	Johnson Controls International plc

Trade Date:	February 2, 2017

Settlement Date:	February 7, 2017 (T+3)

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	Goldman, Sachs & Co. ICBC Standard Bank Plc MUFG Securities Americas Inc. TD Securities (USA) LLC

Title of Securities:	4.500% Senior Notes due 2047

Ratings (Moody’s / S&P / Fitch)*:	Baa1 (stable) / BBB+ (stable) / BBB+ (stable)

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	February 15, 2047

Interest Rate:	4.500% per annum

Benchmark Treasury:	UST 2.250% due August 15, 2046

Spread to Benchmark Treasury:	+145 basis points

Benchmark Treasury Price and Yield:	83-17; 3.106%

Yield to Maturity:	4.556%

Price to Public:	99.088%, plus accrued interest, if any, from February 7, 2017

Interest Payment Dates:	Payable on February 15 and August 15 of each year, beginning on August 15, 2017 (long first coupon)

Optional Redemption:	Prior to August 15, 2046 (six months prior to the maturity date of the Securities), callable at make-whole (T+25 basis points)

Par Call:	On or after August 15, 2046 (six months prior to the maturity date of the Securities)

CUSIP/ISIN:	478375 AU2 / US478375AU25

*The security ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146; or calling J.P. Morgan Securities LLC collect at 1-212-834-4533.

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